Exhibit 10.10

English Translation

Real Estate Transfer Agreement

Party A (Transferer): Zhejiang Yuhuan Solar Energy Source Co., Ltd

Party B (Transferee): Zhejiang Yuhui Solar Energy Source Co., Ltd

Pursuant to the laws of the People’s Republic of China and through friendly negotiation, Party A and Party B has entered into this Contract as follows:

I. Party A has land in Yao Zhuang Town Industrial Park, Jiashan County; the Plot No. is 107-3-0-6 and the area for which the use right is granted is 18286.8m2. This plot has two buildings built on it; the real property certificate number is “SZ No. 00099789”. Party A hereby is willing to transfer both the real property and the land to Party B at a total transfer price of RMB13,000,000.00 Yuan (in words: RMB thirteen million Yuan). The payment shall be made by bank transfer. Within one week after this Contract is signed, Party A shall pay RMB6,679,773.87 Yuan, which shall be offset by the RMB 1,300,000.00 Yuan borrowed by Party A from Party B and the rent (RMB5,379,773.87 Yuan) prepaid by Party B to Party A; the balance (RMB6,320,226.13 Yuan) will be paid in full within three months after this Contract is signed.

II. Party B has verified the above-mentioned real property and land and has examined the land use right certificate, the real property ownership certificate and relevant documents before agreeing to pay the above-mentioned transfer price; both parties, at their own free will, unanimously agree to enter this Contract.

III. Within thirty days after this Contract is signed by both parties, the relevant transfer formalities shall be completed at the land administration authorities and the real property administration authorities so as to obtain the State-owned Land Use Certificate and the Real Property Ownership Certificate.

IV. If the real property transferred by the Party A hereunder is pledged or if the mortgage formalities are unclear, Party A shall be exclusively liable and Party B will not bear any responsibilities or liabilities.

V. Party B shall bear all the rights and obligations as specified in the original State-owned Land Use Right Transfer Contract, and pay in time the land use fee to the land administration authorities.

VI. If Party B fails to deliver the real property after Party A has paid the real property transfer price, Party B shall refund the real property price and be responsible for compensating Party A for any and all losses.

VII. Any dispute arising from this Contract shall be settled through friendly negotiation between both parties. In case negotiation fails to solve the dispute, the dispute shall be submitted to the arbitration commission in Jiashan County or the People’s Court of Jiashan County.

VIII. This Contract is signed by both parties on May 8th 2006 and takes effect on the same day. This Contract is made in quadruplicate, two copies for each of Party A and Party B. All of these four copies have the same legal force and effect.

Party A: Zhejiang Yuhuan Solar Energy Source Co., Ltd (Seal)	Party B: Zhejiang Yuhui Solar Energy Source Co., Ltd (Seal)

Legal Rep: /s/	Legal Rep: /s/